   Exhibit 99.1

PRESS RELEASE

Dated:  February 10, 2005

FOR IMMEDIATE DISTRIBUTION

CONTACT: William E. Doyle, Jr.

(434) 292-8115

bill.doyle@greatbanksva.com

Citizens Bancorp of Virginia, Inc. (CZBT) Announces 2004 Earnings

Citizens Bancorp of Virginia, Inc. announced earnings for 2004 of $2.47 million, or $1.01 per share, compared to $2.53 million, or $1.03 per share for 2003, a decrease of $58,000, or 2.29%.   Assets as of December 31, 2004 were $281 million, an increase of $11.6 million compared to $269.4 million at December 31, 2003.  The company also reported earnings for the fourth quarter 2004 of $295,000, a decrease of $240,000, or 44.9%, from fourth quarter 2003.  The earnings decline is the result of increased loan loss reserves relating to deterioration of specific commercial loans.  For 2004, the Company’s Return on Average Assets was .90%, a decline from .94% for 2003, and Return on Average Shareholders’ Equity of 7.59% was down from 8.01% the year earlier.

The company reported an increase of $22.8 million in loans, from $175.4 million as of December 31, 2003 to $198.2 million as of December 31, 2004. The new branch office in Chesterfield County, opened in June 2004, contributed substantially to overall loan growth.  Asset quality continued to improve, as the level of non-accrual loans declined 33.1%, from $2.0 million at December 31, 2003 to $1.3 million at December 31, 2004.  At year end 2004, total deposits were $247 million, an increase of $10.5 million over 2003.

Net Interest Income for 2004 increased $608,000 over 2003, an increase of 6.55% while the Provision for Loan Losses increased $369,000 in 2004 compared to 2003.  Total Non-interest Income increased $495,000 from $1.47 million in 2003 to $2.0 million in 2004. Significant contributing factors included increased Deposit Account Fees and ATM fees as well as earnings from BOLI.  Non-interest Expense increased $784,000 from year to year, due largely to increased expenses for additional staff and benefits, upgrades in technology, renovations of several offices and opening of the new branch in Chesterfield County.

In December, the Company received regulatory approval to open a new branch office of Citizens Bank and Trust in Colonial Heights, Virginia.  This second branch in the fast growing Chesterfield area is expected to open in the second quarter 2005.

Citizens Bank and Trust Co., was founded in 1873 and is the second oldest independent bank in Virginia. The bank has nine offices in Amelia, Chesterfield, Nottoway and Prince Edward Counties. Citizens Bancorp of Virginia, Inc. is a single bank (Citizens Bank & Trust Company) holding company headquartered in Blackstone, Virginia with $276 million in assets as of December 31, 2004.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the nine months ended Sept 30, 2004, as filed with the Securities and Exchange Commission.